UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2018

NAVIGANT CONSULTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza, Suite 2100

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 573-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2018, Navigant Consulting, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Engine Capital, L.P., Engine Capital Management, LP, Engine Capital Management GP, LLC, Engine Jet Capital, L.P., Engine Airflow Capital, L.P., Engine Investments, LLC, Engine Investments II, LLC and Arnaud Ajdler (collectively, “Engine”).

Pursuant to the Settlement Agreement, Engine irrevocably withdrew its notice of intent to nominate director candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), effective upon issuance of the press release attached hereto as Exhibit 99.1. Also in connection with the Settlement Agreement, the Board approved an expansion of the Company’s share repurchase authorization to $175 million and will target repurchasing shares in that amount through the end of 2020, subject to market conditions, applicable legal requirements and certain other relevant factors.

The Settlement Agreement further provides, among other things, that:

•	During the term of the Settlement Agreement, Engine will be subject to customary standstill restrictions relating to, among other things, share purchases subject to a cap of 4.99% of the Company’s outstanding shares, nominating persons for election at the Company’s 2018 Annual Meeting, engaging in the solicitation of proxies with respect to the election or removal of directors of the Company, making any public or private proposal or public statement with respect to the composition of the Board or the Company’s corporate governance structure, calling special meetings and other related matters.

•	During the term of the Settlement Agreement, Engine will vote all of its shares of the Company’s common stock at all annual or special meetings and in any action by written consent in accordance with the Board’s recommendations, subject to certain exceptions relating to extraordinary transactions and recommendations of Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC.

•	Prior to setting certain performance goals of the Company’s named executed officers and subject to Engine certifying its beneficial ownership of at least 1.0% of the Company’s outstanding shares, the Company shall offer Mr. Ajdler the opportunity to present via telephone to the Chair of the Compensation Committee of the Board his views with respect to such performance goals for the named executive officers of the Company.

•	Each party agrees not to disparage the other party, subject to certain exceptions.

•	Each party agrees not to sue the other party, subject to certain exceptions.

•	Either party may terminate the Settlement Agreement by giving five business days’ advance notice to the other parties at any time after the date that is 30 days prior to the notice deadline for the nomination of director candidates to the Board at the 2019 annual meeting of shareholders, subject to certain exceptions.

The summary above is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On May 10, 2018, the Company issued a press release announcing the matters addressed above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated May 10, 2018, by and among Navigant Consulting, Inc., Engine Capital, L.P., Engine Capital Management, LP, Engine Capital Management GP, LLC, Engine Jet Capital, L.P., Engine Airflow Capital, L.P., Engine Investments, LLC, Engine Investments II, LLC and Arnaud Ajdler

99.1	Press Release dated May 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

May 10, 2018	By:	/s/ Monica M. Weed
	Name:	Monica M. Weed
	Title:	Executive Vice President, General Counsel and Secretary